                                                                    EXHIBIT 99.2

                           [LABARGE, INC. LETTERHEAD]


NEWS UPDATE


FOR IMMEDIATE RELEASE



              LABARGE, INC. ANNOUNCES EARNINGS EXPECTATIONS IMPROVE
                  FOR THIRD QUARTER AND BALANCE OF FISCAL YEAR

                     GROWING BACKLOG FUELS IMPROVED OUTLOOK

ST. LOUIS, March 20, 2001 . . . . . LaBarge, Inc. (AMEX: LB) today announced it anticipates its fiscal third-quarter financial results will show substantial improvement versus last year's comparable quarter.

For the third fiscal quarter ending April 1, 2001, LaBarge said it expects to report net sales of approximately $30 million and earnings per share of at least $.07 on a fully diluted basis. These compare with reported sales and diluted earnings per share from continuing operations of $22.1 million, and $0.01, respectively, in last year's third quarter. In early February 2001, the Company said it anticipated both sales and earnings-per-share results for the third fiscal quarter would exceed second-quarter levels. LaBarge reported net sales of $26.9 million and diluted earnings per share of $.05 for the second fiscal quarter.

LaBarge also provided further guidance for the fourth fiscal quarter. The Company said it expects to enter the fourth quarter with a backlog of approximately $92.0 million, up from the $90.4 million reported at the end of the most recent quarter. Chief Executive Officer and President Craig LaBarge commented, "We believe the continuing strength of our backlog will result in fourth-quarter sales and earnings being at least as strong as third-quarter levels. Additionally, we are encouraged by our prospects for fiscal 2002."

LaBarge expects to announce results for the fiscal 2001 third quarter on May 2, 2001.


                                     -MORE-

LaBarge, Inc. - 2


LaBarge, Inc. is a broad-based provider of electronics to technology companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products and services through contract design and manufacturing services, and proprietary wireless data communications products and network services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Kansas, Missouri, Oklahoma, and Texas. The Company's web site address is www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements involve risks and uncertainties. Future events and LaBarge, Inc.'s actual results could differ materially from those contemplated by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; the outcome of litigation the Company is party to; unexpected increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; and the availability, amount, type and cost of financing for LaBarge and any changes to that financing.


                                      # # #